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                                                                    Exhibit 23.d


                   CONSENT OF SHEFFIELD MERCHANT BANKING GROUP


July 1, 2002

Board of Directors
Huffy Corporation
225 Byers Road
Miamisburg, OH 45342


Members of the Board of Directors:

         We hereby consent to the inclusion of our opinion letter, dated June 27, 2002, to the Board of Directors of Gen-X Sports Inc. and Gen-X Sports, Inc. included as Annex D to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Huffy Corporation, and to references made to our firm and such opinion in such joint proxy statement/prospectus under the caption entitled "Summary - Opinion of Gen-X Financial Advisor, The Merger - Background to the Merger, and The Merger - Opinion of Financial Advisor - Gen-X." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                  /s/ Sheffield Merchant Banking Group
                                  SHEFFIELD MERCHANT BANKING GROUP
                                  A business group of CRT Capital Group LLC